CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 dated December 12, 2019 of our report dated October 26, 2018 relating to the audited consolidated financial statements of Generex Biotechnology Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the material uncertainty related to the Company’s ability to continue as a going concern on the audited consolidated financial statements) as at July 31, 2018 and 2017 and for the years then ended, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1.

Signed:

/s/ MNP LLP

Mississauga, Ontario

December 12, 2019

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